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                              Exhibit 16

          Schedule for Computation of Performance Quotations


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                        THE RUSHMORE FUND, INC.
                Rushmore U.S. Government Bond Portfolio

                    Computation of Yield Quotation


  a.  Interest Income                                         $1,104,729

  b.  Less:  Management Fees and Fund Expenses                   138,182
                                                              ----------
       Net Income                                             $  966,547
                                                              ==========
  c.  Average Number of Shares                    1,687,316
       Outstanding

  d.  Closing Share Price 8/31/97                     $9.92

       Value of Shares                          $15,211,961

                                6
       Yield:    2 [(a-b/cd + 1)  - 1]                5.77%



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                        THE RUSHMORE FUND, INC.
                Rushmore U.S. Government Bond Portfolio

              Computation of Average Annual Total Return



             1 Year            5 Year           Since Inception*

                n                  n                 n
         P (1+T)  = ERV     P (1+T)  = ERV      P (1+T)  = ERV

         P = $10,000        P = $10,000         P = $10,000
         T = 11.94%         T = 7.24%           T = 8.23%
         N = 1              N = 5               N = 10.71
         ERV = 11,193       ERV = 14,186        ERV = 25,180



* Commencement of Operations December 18, 1985